UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): July 14, 2010 (July 9, 2010)

CELL THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-12465	91-1533912
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

(Address of principal executive offices)

Registrant’s telephone number, including area code: (206) 282-7100

Not applicable

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 13, 2010, Cell Therapeutics, Inc. (the “Company”) entered into a Drug Product Manufacturing Supply Agreement (the “Agreement”) with NerPharMa, S.r.l. (“NPM”). The Agreement is effective as of July 9, 2010 (the “Effective Date”). Pursuant to the Agreement, NPM has agreed to manufacture and supply to the Company, the bulk unlabeled vials of drug product for the Company’s drug candidate pixantrone, which is BBR 2778 (pixantrone dimaleate) (the “Product”). From the Effective Date through the fifth anniversary of the date that the first government or regulatory approval has been obtained for the Product in the United States or in Europe, whichever is earlier (unless earlier terminated, the “Term”), the Company has agreed to purchase the Product from NPM on the basis of a rolling commercial forecast, which the Company has agreed to submit to NPM by the end of each quarter of the calendar year during the Term. Such forecast may be subsequently increased or decreased by the Company pursuant to the terms of the Agreement. The Company has agreed to purchase on a non-exclusive basis, and NPM has agreed to produce, for the entire Term, no less than 50% of the 18-month forecast submitted by the Company on the last quarter of each calendar year. Each party has agreed to indemnify the other party from and against certain third-party claims related to breaches of the Agreement or any negligent or willful act or omission by a party, as the case may be.

On July 14, 2010, the Company issued a press release entitled “Cell Therapeutics, Inc. (CTI) Signs Long-Term Manufacturing Agreement for Pixantrone with NerPharMa,” a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is furnished with this report on Form 8-K:

Exhibit Number	Description
99.1	Press Release, dated July 14, 2010, entitled “Cell Therapeutics, Inc. (CTI) Signs Long-Term Manufacturing Agreement for Pixantrone with NerPharMa.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELL THERAPEUTICS, INC.

Date: July 14, 2010	By:	/S/ JAMES A. BIANCO, M.D.
James A. Bianco, M.D.
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated July 14, 2010, entitled “Cell Therapeutics, Inc. (CTI) Signs Long-Term Manufacturing Agreement for Pixantrone with NerPharMa.”